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                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
EMS Technologies, Inc.:

We consent to the use of our reports dated March 30, 2005, except as to notes 1 and 2, which are as of January 13, 2006, with respect to the consolidated balance sheets of EMS Technologies, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting for goodwill and other intangible assets in 2002.

In our reports specified above, we state that we did not audit the consolidated financial statements and financial statement schedule of EMS Technologies Canada, Ltd., a wholly-owned subsidiary, as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 which financial statements and financial statement schedule were audited by other auditors whose report has been furnished to us. Our opinion, insofar as it relates to the amounts included for EMS Technologies Canada, Ltd., is based solely on the report of the other auditors as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003.

We consent to the use of our report incorporated by reference herein dated May 2, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A Amendment No. 2 of EMS Technologies, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated May 2, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that EMS Technologies, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following regarding such material weaknesses: (a) the Company's policies and procedures did not provide for sufficient oversight and review of revenue recognition for multiple deliverables under contracts involving delayed delivery of equipment, related software and future services that are supplemental to the primary equipment sold, (b) the Company's policies and procedures did not provide for effective oversight and review of the accounting for purchase price variances on certain purchased materials, and (c) the Company's policies and procedures did not provide for effective oversight and review of the accounting for the effect of significant foreign exchange fluctuations on the value of long-term contracts denominated in a currency other than the functional currency.



                                                     KPMG LLP

Atlanta, Georgia
February 7, 2006